Exhibit 24
Execution Copy

PURCHASE AGREEMENT

by and among

PENSKE AUTOMOTIVE HOLDINGS CORP.

and

AIF II, L.P.

dated as of

August 7, 2001

PURCHASE AGREEMENT

PURCHASE AGREEMENT dated as of August 7, 2001, by and between AIF II, L.P., a Delaware limited partnership (“Seller”) and PENSKE AUTOMOTIVE HOLDINGS CORP., a Delaware corporation (the “Purchaser”).

RECITALS

WHEREAS, the Seller owns 1,843,656 shares (the “Shares”) of Voting Common Stock (the “Common Stock”), par value $0.0001 per share of United Auto Group, Inc., a Delaware corporation (the “Company”);

WHEREAS, Purchaser desires to purchase and Seller desires to sell to Purchaser all of the Shares at a purchase price equal to $17.00 per share.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

SALE AND PURCHASE OF SECURITIES

      1.1 The Purchase. At the Closing, subject to completion of all of the Closing Actions, the Purchaser shall purchase (the “Purchase”) from Seller, and Seller shall sell to the Purchaser, the Shares at a purchase price of $17.00 per Share and an aggregate purchase price of $31,342,152.00 (the “Purchase Price”).

      1.2 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Penske Capital Partners, 399 Park Avenue, New York, NY 10022 on August 7, 2001 or on such other date as the Seller and the Purchaser may mutually determine (such date, the “Closing Date”).

      1.3 Actions at the Closing. On the Closing Date, the following actions shall occur (the “Closing Actions”):

            (a)   Seller shall transfer the Shares to the Purchaser, evidenced by stock certificates and stock powers or other instruments reasonably requested by the Purchaser, free and clear of Encumbrances (as hereinafter defined) thereon.

            (b)   The Purchaser shall pay the Purchase Price to Seller by wire transfer pursuant to instructions provided by Seller for the Shares.

            (c)   The Seller shall deliver the resignation of John Hannan from the Company’s Board of Directors.

ARTICLE II

SELLER REPRESENTATIONS & WARRANTIES

Seller represents and warrants to the Purchaser as follows as of the date hereof and as of each Closing Date:

      2.1 Power and Authority. Seller has all requisite power and authority to enter into and carry out the transactions contemplated by this Agreement.

      2.2 Authorization of the Documents. The execution, delivery and performance of this Agreement has been duly authorized by all requisite action on the part of Seller, and this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller, in accordance with its terms.

      2.3 No Conflict. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby; and the sale and delivery by Seller of the Shares will not (a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to Seller, the Shares or any of Seller’s other respective properties or assets, (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under any agreement of Seller, or result in the creation of any Encumbrance, upon any of the properties or assets of Seller, including the Shares, or (c) violate any provisions of the Seller’s organizational documents.

      2.4 Consents. Except as would not prevent Seller from consummating the transactions contemplated hereby, no permit, authorization, consent or approval of or by, or any notification of or filing with any person (governmental or private) is required in connection with the execution, delivery and performance by Seller of this Agreement or any documentation relating thereto, the consummation by Seller of the transactions contemplated hereby, or the sale or delivery of the Shares.

      2.5 Ownership. Seller is the lawful owner of the Shares, and Seller has good title to the Shares, free and clear of any and all mortgages, rights of first refusal or first offer, security interests liens, mortgages, pledges, charges and similar restrictions (but other than transfer restriction legend on the Share certificates) (collectively, “Encumbrances”), and upon completion of the transaction contemplated by this Agreement, Seller will transfer to the Purchaser good and valid title to the Shares free and clear of any Encumbrances.

      2.6 Additional Purchases. Seller is aware and acknowledges that the Purchaser and its affiliates may from time to time engage in one or more transactions involving the purchase of some or all of the Common Stock of the Company at a purchase price in excess of $17.00 per share. Seller will not by virtue of the completion of any such transaction or transactions by

Purchaser be entitled to any additional consideration of any kind in exchange for the sale and delivery by Seller of the Shares to Purchaser, other than as expressly set forth in the Agreement.

      2.7 Due Diligence. Seller has such knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of completing the transactions contemplated by this Agreement and in making this investment decision. Seller is aware of the Company’s business affairs and financial condition, and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to enter into and complete the transactions contemplated by this Agreement. In evaluating the merits and risk of the transactions contemplated by this Agreement, Seller has relied on the advice of its personal tax advisor, investment advisor and/or legal counsel.

      2.8 Brokers. No agent, broker, investment banker or other person or entity acting on behalf of Seller or under the authority of Seller is or will be entitled to any fee or commission directly or indirectly from any party hereto in connection with any of the transactions contemplated hereby.

ARTICLE III

PURCHASER REPRESENTATIONS & WARRANTIES

The Purchaser represents and warrants to Seller as of the date hereof and as of each Closing Date as follows:

      3.1 Organization. The Purchaser is duly organized and validly existing under the laws of the state of its organization and has all power and authority to enter into and perform this Agreement. The Agreement has been duly authorized by all necessary action on the part of the Purchaser. The Agreement constitutes a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms.

3.2	Authorization. The execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action on the part of the Purchaser, and each part of this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser, in accordance with its terms.

3.3	No Conflict. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby will not (a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to the Purchaser, or any of its properties or assets, (b) conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute (with due notice, lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any agreement of the Purchaser or (c) violate the Certificate of Incorporation or the bylaws of the Purchaser.

3.4	Consents. Except as would not prevent the Purchaser from consummating the transaction contemplated hereby, no permit, authorization, consent or approval of or by , or any notification of or filing with any person (governmental or private) is required in connection with the execution, delivery and performance by the Purchaser of this Agreement or any documentation relating thereto, or the consummation by the Purchaser of the transactions contemplated hereby.

3.5	Brokers. No agent, broker, investment banker or other person or entity acting on behalf of the Purchaser or under the authority of the Purchaser is or will be entitled to any fee or commission directly or indirectly from any party hereto in connection with any of the transactions contemplated hereby.

3.6	Status of Purchaser. Purchaser is an accredited investor within the meaning of the rules of the Securities Act of 1933, as amended (the “Act”), with full access to information respecting the business and affairs of the Company. Further, Purchaser understands and acknowledges the restrictions imposed by the Act respecting resales of the Shares and represents that it is acquiring the Shares as principal and not on behalf of or as agent for others or with a view towards redistribution thereof in violation of the Act.

ARTICLE IV

MISCELLANEOUS

      4.1 Notices. Except as otherwise provided in this Agreement, all notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or by telecopy (with confirmation promptly sent by regular mail), nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

(i)	if to Seller, to:

AIF II, L.P.

c/o Apollo Advisors, L.P.

Two Manhattanville Road

Purchase, NY 10577

Attention: John Hannan

(ii)	if to the Purchaser, to:

Penske Automotive Holdings Corp.
c/o Penske Corporation

13400 Outer Drive West

Detroit, Michigan 48239-4001

Attention: General Counsel

All such notices, requests, consents and other communications shall be deemed to have been given when received.

      4.2 Amendments and Waivers. This Agreement may be amended, modified, supplemented or waived only upon the written agreement of the party against whom enforcement of such amendment, modification, supplement or waiver is sought.

      4.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and the personal representatives and assigns of the parties hereto, whether so expressed or not.

      4.4 Entire Agreement. This Agreement (with the documents referred to herein or delivered pursuant hereto) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

      4.5 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York without giving effect (to the fullest extent permitted by law) to the conflicts of law principles thereof which might result in the application of the laws of any other jurisdiction.

      4.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. All signatures need not appear on any one counterpart.

      4.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

      4.8 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

      4.9 Expenses. Each party to this Agreement shall bear its own cost and expenses, including fees of consultant(s), accountant(s), counsel, and other persons acting on behalf of or for such party.

      4.10. Specific Performance. The parties hereto acknowledge that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it might be entitled at law or in equity, shall be entitled to injunctive relief, including specific performance, to enforce such obligations without the posting of any bond, and, if any, should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

SELLER:

AIF II, L.P.

By:	/s/Michael D. Weiner

Name: Michael D. Weiner
Title: Vice President

PENSKE AUTOMOTIVE HOLDINGS CORP.

By:	/s/Richard J. Peters

Name: Richard J. Peters
Title: President